Exhibit 99.1

Date:	April 30, 2020	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

HUBBELL REPORTS FIRST QUARTER 2020
EARNINGS PER DILUTED SHARE OF $1.37 AND
ADJUSTED EARNINGS PER DILUTED SHARE OF $1.64(1)

•	Q1 net sales flat (organic flat)

•	Q1 diluted EPS of $1.37; adjusted diluted EPS of $1.64(1)

◦	Includes restructuring and related investment ($0.08)

•	Q1 Free Cash Flow of $91 million(3)

•	2020 guidance withdrawn due to uncertainty relating to COVID-19 pandemic
SHELTON, CT. (April 30, 2020) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the first quarter ended March 31, 2020.
"Hubbell delivered another quarter of solid operating performance,” said David G. Nord, Chairman and Chief Executive Officer. “Grid hardening and modernization initiatives, along with ongoing renewable energy trends, continued to drive strong demand for T&D components in our utility markets. Electrical end markets were softer, driven by weakness in C&I lighting and heavy industrial markets, partially offset by pockets of strength in residential and certain light industrial verticals. Operationally, we faced challenges from disruptions related to the COVID-19 pandemic, including temporary closures of manufacturing facilities and project delays, which we estimate had an impact of ~$0.10 per diluted share in the quarter. However, we were able to overcome these headwinds through footprint optimization savings and positive price/cost. We also continued to generate strong free cash flow in the quarter, driven by working capital management."
Mr. Nord continued, "Hubbell's first quarter results reflect continued execution in an uncertain and volatile environment. Despite this uncertainty, we are confident that our high quality portfolio of electrical and utility solutions with strong brand value and best in class reliability positions us well for long-term success."

COVID-19 UPDATE
Hubbell also today provided an update on actions the Company is taking in response to current and anticipated impacts of the COVID-19 pandemic.
“At Hubbell, our priority is the safety and well-being of our employees, their families, our customers and suppliers, and our communities,” said Chairman and CEO Dave Nord. “Hubbell provides mission-critical electrical and utility solutions that enable our customers to operate critical infrastructure safely, reliably and efficiently. We are committed to supporting our customers with high quality and reliable products, and are continuing work in our manufacturing locations where possible, while protecting the safety of our employees by implementing expanded cleaning, safety and social-distancing protocols in our plants and warehouses, mandating remote work where possible, and offering emergency paid leave related to COVID-19."

Manufacturing and Operations Impact
As a leading supplier of critical infrastructure components, Hubbell is generally deemed an essential manufacturer by various authorities in the localities where we operate, and therefore almost all of our facilities remain open and fully operational. However, local regulatory closures in the first quarter temporarily impacted a limited number of our sites which have since returned to full operation. We currently expect further disruptions in the second quarter, including recent local regulatory closures in late April of two large Mexico facilities, which may temporarily impact our supply chain in the second quarter.
End Market and Commercial Impact
We anticipate that the disruption in economic activity as a result of the COVID-19 pandemic will have an adverse impact across most of our Electrical end markets, and orders in the Electrical segment are down approximately 20% month-to-date in April. In our Utility Solutions segment, our Power Systems business continues to see strong demand for T&D components, supported by double digit orders growth in the first quarter and month-to-date in April. We expect our Aclara business to face near-term revenue headwinds from project delays on smart infrastructure deployments.

Hubbell Responses and Countermeasures
“As we consider the anticipated challenges we expect to face as a result of COVID-19, we have reviewed all aspects of our business to determine a series of cost management actions to sustain the organization through this economic uncertainty,” said Mr. Nord. These actions include:
•The Board of Directors will forego its quarterly retainer payments for the second quarter
•Senior executives will take a 25% salary reduction in the second quarter
•All other executives will take a 15% salary reduction in the second quarter
•Salaried employees will take a 2 week furlough sometime during the second quarter
•Various other discretionary cost reduction and cash preservation actions
Concurrent with these cost actions, we are also providing additional support to our hourly employees who manufacture the products that are essential to our communities. To that end, we are paying all applicable hourly employees with additional appreciation bonus pay during the second quarter.
To maximize our financial flexibility, the Company has also drawn $225 million of an available $750 million on its revolving credit facilities. $125 million of this revolver draw was executed following the close of first quarter financial results, and therefore is not reflected in our March ending balance sheet. These were proactive measures to further bolster our strong liquidity position.
Mr. Nord concluded, “We are committed to ensuring we come out on the other side of this challenging period in a position of strength to meet the needs of our customers. These steps, along with reducing discretionary and non-essential spending, will help protect Hubbell’s ability to serve the critical infrastructure needs of our customers in the future. We will continue to evaluate our next steps as the situation evolves.”

FIRST QUARTER FINANCIAL HIGHLIGHTS
The comments and year-over-year comparisons in this segment review are based on first quarter results in 2020 and 2019.
Electrical segment net sales in the first quarter of 2020 of $606 million compared to $630 million reported in the first quarter of 2019. Organic sales declined 3% in the quarter while the net impact of acquisitions and divestitures subtracted 1%. Operating income was $58 million, or 9.6% of net sales, compared to $69 million, or 10.9% of net sales in the same period of 2019. Adjusted operating income was $64 million, or 10.6% of net sales, in the first quarter of 2020 as compared to $74 million, or 11.8% of net sales in the same period of the prior year (1). The decreases in adjusted operating income and adjusted operating margin were primarily due to lower volumes, the previously announced change in timing of long-term incentive compensation, operational disruptions related to COVID-19, and increased investment in restructuring and related activities. These headwinds were partially offset by price realization in excess of material costs and productivity from footprint optimization initiatives.
Utility Solutions segment net sales in the first quarter of 2020 increased 6% to $484 million compared to $457 million reported in the first quarter of 2019. Organic sales grew 5% compared to the first quarter of 2019, with acquisitions contributing approximately 2% and foreign exchange a headwind of <1%. Power Systems grew low double digits and Aclara was down mid single digits on a difficult prior year comparison. Operating income in the first quarter of 2020 was $61 million, or 12.5% of net sales, compared to $52 million, or 11.4% of net sales in the same period of 2019. Adjusted operating income was $74 million, or 15.3% of net sales, in the first quarter of 2020 as compared to $65 million, or 14.2% of net sales in the same period of the prior year (1). The increases in operating income and operating margin were primarily due to volume growth, as well as price realization and productivity in excess of cost inflation. These tailwinds were partially offset by the previously announced change in timing of long-term incentive compensation, as well as disruptions related to the COVID-19 pandemic.
Adjusted first quarter results exclude $0.27 of amortization of acquisition-related intangible assets.
Net cash provided from operating activities was $108 million in the first quarter of 2020 versus $78 million in the comparable period of 2019. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $91 million in the first quarter of 2020 versus $55 million reported in the comparable period of 2019 (3).

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its first quarter 2020 financial results today, April 30, 2020 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 9341227. The replay will remain available until May 30, 2020 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results, condition and outlook, anticipated end markets and anticipated effects of the COVID-19 pandemic and the responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, customers, end markets, results of operations and financial condition and anticipated actions to be taken by management to sustain the Company during the economic uncertainty caused by the pandemic and related governmental and business actions, as well as other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth, changes in operating results, market conditions and economic conditions are forward-looking, including those regarding the adverse impact of the COVID-19 pandemic on the Company’s end markets. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “plan”, “estimated”,  “target”, “should”, “could”, “may”, "subject to", “continues”, “growing”,  “projected”,  “if”, “potential”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: our ability to effectively execute our business plan in light of the COVID-19 pandemic; the effectiveness of the actions that we take to address the effects of the COVID-19 pandemic; the outcome of contingencies or costs compared to amounts provided for such contingencies, including those with respect to pension withdrawal liabilities; achieving sales levels to meet revenue expectations; unexpected costs or charges, certain of which may be outside the Company’s control; the effects of tariffs and other trade actions taken by the U.S. and other countries; changes in product sales prices and material costs; expected benefits of productivity improvements and cost reduction actions; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; general economic and business conditions; the impact of and the ability to complete and integrate strategic acquisitions; the impact of certain divestitures, including the sale of the Haefely business; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q.

About the Company
Hubbell Incorporated is a global manufacturer of quality electrical products and utility solutions for a broad range of applications in the Electrical and Utility Solutions segments. With 2019 revenues of $4.6 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.
In the first quarter of 2020 our Power segment was re-named to become Hubbell Utility Solutions ("Utility Solutions") reflecting the depth and breadth of our industry-leading offering for electric, water, gas and telecom utilities ranging from components to full-scale smart infrastructure solutions.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,090.3	$1,087.3
Cost of goods sold	776.8	780.0
Gross profit	313.5	307.3
Selling & administrative expenses	194.7	186.4
Operating income	118.8	120.9
Operating income as a % of Net sales	10.9%	11.1%
Interest expense, net	(15.1)	(17.5)
Other expense, net	(3.8)	(5.4)
Total other expense, net	(18.9)	(22.9)
Income before income taxes	99.9	98.0
Provision for income taxes	24.2	24.2
Net income	75.7	73.8
Less: Net income attributable to noncontrolling interest	0.7	1.5
Net income attributable to Hubbell Incorporated	$75.0	$72.3
Earnings Per Share:
Basic	$1.38	$1.32
Diluted	$1.37	$1.32
Cash dividends per common share	$0.91	$0.84

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$300.0	$182.0
Short-term investments	13.5	14.2
Account receivable (net of allowances of $13.6 and $7.7)	707.7	683.0
Inventories, net	595.7	633.0
Other current assets	58.1	62.0
TOTAL CURRENT ASSETS	1,675.0	1,574.2
Property, plant and equipment, net	495.5	505.2
Investments	53.2	55.7
Goodwill	1,807.1	1,811.8
Other intangible assets, net	758.8	781.5
Other long-term assets	169.5	174.6
TOTAL ASSETS	$4,959.1	$4,903.0
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$106.7	$65.4
Accounts payable	358.4	347.7
Accrued salaries, wages and employee benefits	65.9	101.5
Accrued insurance	78.0	68.1
Other accrued liabilities	232.3	262.2
TOTAL CURRENT LIABILITIES	841.3	844.9
Long-term debt	1,597.3	1,506.0
Other non-current liabilities	592.0	591.6
TOTAL LIABILITIES	3,030.6	2,942.5
Hubbell Incorporated Shareholders’ Equity	1,914.9	1,947.1
Noncontrolling interest	13.6	13.4
TOTAL EQUITY	1,928.5	1,960.5
TOTAL LIABILITIES AND EQUITY	$4,959.1	$4,903.0

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2020	2019
Cash Flows From Operating Activities
Net income attributable to Hubbell Incorporated	$75.0	$72.3
Depreciation and amortization	38.9	36.6
Stock-based compensation expense	11.6	4.1
Provision for bad debt expense	5.3	0.8
Deferred income taxes	1.6	3.0
Accounts receivable, net	(36.8)	9.3
Inventories, net	32.7	(10.7)
Accounts payable	15.2	12.6
Current liabilities	(48.8)	(61.1)
Contributions to defined benefit pension plans	(0.1)	(0.1)
Other, net	13.8	11.3
Net cash provided by operating activities	108.4	78.1
Cash Flows From Investing Activities
Capital expenditures	(17.8)	(23.3)
Acquisition of businesses, net of cash acquired	(2.1)	—
Net change in investments	1.8	1.7
Other, net	2.5	1.5
Net cash used in investing activities	(15.6)	(20.1)
Cash Flows From Financing Activities
Long-term debt issuance (repayment), net	93.7	(6.3)
Short-term debt borrowings, net	38.1	21.2
Payment of dividends	(49.5)	(45.8)
Repurchase of common stock	(41.3)	(10.0)
Other, net	(5.3)	(2.8)
Net cash (used) provided by financing activities	35.7	(43.7)
Effect of exchange rate changes on cash and cash equivalents	(10.5)	2.0
Increase in cash and cash equivalents	118.0	16.3
Cash and cash equivalents
Beginning of period	182.0	189.0
End of period	$300.0	$205.3

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019	2020	2019	2020	2019
	Costs of goods sold		S&A expense		Total
Restructuring costs (benefit)	$3.0	$0.7	$0.5	$2.3	$3.5	$3.0
Restructuring related costs	1.0	—	1.1	0.3	2.1	0.3
Restructuring and related costs (non-GAAP measure) (4)	$4.0	$0.7	$1.6	$2.6	$5.6	$3.3

	Three Months Ended March 31,
	2020	2019
Restructuring and related costs included in Cost of goods sold
Electrical	$1.5	$0.2
Power	2.5	0.5
Total	$4.0	$0.7
Restructuring and related costs included in Selling & administrative expenses
Electrical	$1.2	$1.2
Power	0.4	1.4
Total	$1.6	$2.6

Impact on income before income taxes	$5.6	$3.3
Impact on Net income available to Hubbell common shareholders	4.3	2.5
Impact on Diluted earnings per share	$0.08	$0.05

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019	Change
Net income attributable to Hubbell (GAAP measure)	$75.0	$72.3	4%
Amortization of acquisition-related intangible assets, net of tax	14.6	13.6
Adjusted Net Income (1)	$89.6	$85.9	4%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$75.0	$72.3
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Net income available to common shareholders (GAAP measure) [a]	$74.7	$72.0	4%

Adjusted Net Income (1)	$89.6	$85.9
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Adjusted net income available to common shareholders (1) [b]	$89.3	$85.6	4%

Denominator:
Average number of common shares outstanding [c]	54.3	54.4
Potential dilutive shares	0.3	0.2
Average number of diluted shares outstanding [d]	54.6	54.6

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.38	$1.32
Diluted [a] / [d]	$1.37	$1.32	4%

Adjusted earnings per diluted share (1) [b] / [d]	$1.64	$1.57	4%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended March 31,
	2020	2019	Change
Net Sales [a]	$1,090.3	$1,087.3	—%

Operating Income
GAAP measure [b]	$118.8	$120.9	(2)%
Amortization of acquisition-related intangible assets	19.5	18.2
Adjusted operating income (1) [c]	$138.3	$139.1	(1)%

Operating margin
GAAP measure [b] / [a]	10.9%	11.1%	-20 bps
Adjusted operating margin (1) [c] / [a]	12.7%	12.8%	-10 bps

Electrical segment	Three Months Ended March 31,
	2020	2019	Change
Net Sales [a]	$606.1	$630.2	(4)%

Operating Income
GAAP measure [b]	$58.0	$68.6	(15)%
Amortization of acquisition-related intangible assets	6.4	5.7
Adjusted operating income (1) [c]	$64.4	$74.3	(13)%

Operating margin
GAAP measure [b] / [a]	9.6%	10.9%	-130 bps
Adjusted operating margin (1) [c] / [a]	10.6%	11.8%	-120 bps

Utility Solutions segment	Three Months Ended March 31,
	2020	2019	Change
Net Sales [a]	$484.2	$457.1	6%

Operating Income
GAAP measure [b]	$60.8	$52.3	16%
Amortization of acquisition-related intangible assets	13.1	12.5
Adjusted operating income (1) [c]	$73.9	$64.8	14%

Operating margin
GAAP measure [b] / [a]	12.5%	11.4%	+110 bps
Adjusted operating margin (1) [c] / [a]	15.3%	14.2%	+110 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2020	2019	Change
Net income	$75.7	$73.8	3%
Provision for income taxes	24.2	24.2
Interest expense, net	15.1	17.5
Other expense, net	3.8	5.4
Depreciation and amortization	38.9	36.6
Subtotal	82.0	83.7
Adjusted EBITDA (1)	$157.7	$157.5	—%

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2020	December 31, 2019
Total Debt	$1,704.0	$1,571.4
Total Hubbell Shareholders’ Equity	1,914.9	1,947.1
Total Capital	$3,618.9	$3,518.5
Total Debt to Total Capital	47%	45%
Less: Cash and Investments	$366.7	$251.9
Net Debt (2)	$1,337.3	$1,319.5
Net Debt to Total Capital (2)	37%	38%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$108.4	$78.1
Less: Capital expenditures	(17.8)	(23.3)
Free cash flow (3)	$90.6	$54.8

HUBBELL INCORPORATED
Footnotes

(1) References to "adjusted" operating measures exclude the impact of certain costs, gains or losses. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted net income attributable to Hubbell, adjusted earnings per diluted share, and adjusted EBITDA, which exclude, where applicable:

◦	Amortization of acquisition-related intangible assets associated with all of our business acquisitions, including inventory step-up amortization associated with those acquisitions,

◦	Adjusted EBITDA also excludes the Other income (expense), net, and Interest expense, net, captions of the Condensed Consolidated Statement of Income.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

(4) In connection with our restructuring and related actions we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.